Exhibit 99.1

N E W S R E L E A S E

COMPANY CONTACT
Robert M. Mayer
CFO	World Headquarters
(330) 723-5082	1090 Enterprise Drive
Medina, OH 44256
Phone (330) 723-5082
Fax (330) 723-0694
www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES SUBMISSION OF UPDATE TO PLAN FOR COMPLIANCE
WITH THE LISTING STANDARDS OF THE AMEX

MEDINA, Ohio, March 21, 2005 — Corrpro Companies, Inc. (AMEX:CO), announced that it submitted today an update to the Company’s plan to regain compliance by March 17, 2005 with the shareholders’ equity requirements for continued listing on the American Stock Exchange (“AMEX”). In the update, the Company estimates that it exceeded the minimum shareholders’ equity requirements on March 17, 2005. However, the Company is currently awaiting AMEX’s review of this update and an overall determination regarding whether or not the Company has regained compliance with AMEX’s listing standards. AMEX has indicated to the Company that it will not make a final determination regarding compliance until after it has the opportunity to review the Company’s Form 10-K for the year ending March 31, 2005.

The information contained in the update represents the Company’s preliminary estimates of its financial position as of and for the period ended March 17, 2005. The Company’s books were not closed as of such date and all the financial information contained in the update will be subject to the March 31 fiscal year-end audit process.

A determination regarding the Company’s compliance with the shareholders’ equity listing standards of AMEX is complex mainly due to the fact that changes in the Company’s stock price, changes in foreign currency exchange rates and future operating results of the Company may significantly affect the Company’s shareholders’ equity. Because of the way the Company is required to account for certain outstanding warrants, an increase in the price of the Company’s Common Shares causes the Company to take a charge to earnings thereby reducing shareholders’ equity. On the other hand, a decrease in the price of the Company’s Common Shares causes the Company to recognize income thereby increasing shareholders’ equity. This volatility in shareholders’ equity may result in the Company meeting (or not meeting) the shareholders’ equity listing standards on one date, but having an opposite outcome on a later date. Accordingly, even if the Company meets the shareholders’ equity listing standards of AMEX as of March 17, 2005, there can be no assurance as to whether or not the Company will be in compliance with those standards in the future.

If the AMEX determines that the Company has regained compliance with its listing standards, the Company’s Common Shares would be eligible to remain listed on the AMEX. However, if the Company failed to comply with AMEX listing standards within the next twelve months, the AMEX could re-examine the Company’s listing and initiate immediate delisting procedures.

If the AMEX determines that the Company has not regained compliance with its listing standards, the Company expects that the AMEX would notify the Company of its intention to file an application with the Securities and Exchange Commission to remove the Company’s Common Shares from listing with the AMEX.

The Company does not believe that a delisting from the AMEX would materially impact its current operations, current relationships with employees, customers and suppliers or its existing financing arrangements.

If the AMEX determines for any reason, including non-compliance with its listing standards, that the Company’s Common Shares should be delisted from the AMEX:

•	the market liquidity and price of the Company’s Common Shares could likely be negatively affected;

•	it may be more difficult to dispose of, or to obtain accurate quotations of, the Company’s Common Shares;

•	the Company may be unable to list its Common Shares on any exchange, quotation system or other trading venue;

•	the Company may not remain a reporting company; and

•	the Company’s access to investment capital in public markets could be limited.

As a result of the uncertainty over the Company’s continued listing on the AMEX, as well as other issues including the ongoing costs of being a reporting public company, the Company has commenced the process of investigating alternatives to continued listing on the AMEX, including:

•	deregistering the Company’s Common Shares and no longer remaining a reporting company; and

•	alternative trading venues such as the Over the Counter Bulletin Board or, even if no longer a reporting company, the Pink Sheets.

Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its Common Shares: actual financial results of the Company; the Company’s ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company’s shares from the exchange and could diminish the liquidity of its Common Shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; whether the Company remains a reporting company; fluctuations in foreign currency exchange rates; the impact of mark-to-market accounting treatment of outstanding warrants; compliance with an SEC injunction related to accounting irregularities; the Company’s mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the impact of one entity holding a majority of the voting power of the Company; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.